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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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COVANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2003
Notice of
Annual Meeting &
Proxy Statement

March 19, 2003

Dear Shareholder:

        I am pleased to invite you to attend the 2003 Annual Meeting of Shareholders of Covance Inc., to be held at 11:00 a.m., eastern daylight time, on Thursday, May 1, 2003, at the Westin Princeton at Forrestal Village, 201 Village Boulevard in Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

        This Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

                Sincerely,

                Christopher A. Kuebler
                Chairman and Chief Executive Officer

COVANCE INC.

NOTICE OF 2003 ANNUAL MEETING
OF SHAREHOLDERS

        The 2003 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Thursday, May 1, 2003, at 11:00 a.m., eastern daylight time, at the Westin Princeton at 201 Village Boulevard, Princeton, New Jersey 08540 for the following purposes:

  1.
  To elect one member to the Company's Class III Board of Directors;

  2.
  To consider a shareholder proposal regarding the annual election of directors; and

  3.
  To act upon such other matters as may properly come before the Annual Meeting.

        Only shareholders of record at the close of business on March 10, 2003, are entitled to notice of, and to vote at, the Annual Meeting.

James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

March 19, 2003

COVANCE INC.
210 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2003 Annual Meeting of Shareholders
May 1, 2003

General Information

        The Board of Directors of Covance Inc. (the "Company" or "Covance") solicits your proxy for voting at the 2003 Annual Meeting of Shareholders of Covance and at any adjournment or postponement of this meeting ("Annual Meeting"). Covance will hold the Annual Meeting on Thursday, May 1, 2003, at 11:00 a.m., eastern daylight time, at the Westin Princeton, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. You are invited to attend the Annual Meeting in person to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

        When you provide your proxy, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class III Director, by marking the appropriate box you may (a) vote for the Class III Director nominee, or (b) withhold your vote from the Class III Director nominee. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you properly sign and return your proxy card without specifying any choices, you will confer authority upon the individuals named as proxies to vote your shares in their discretion. The proxy also gives discretionary authority to these individuals to vote your shares of Common Stock upon such other matters as may properly come before the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a Director. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

        You are entitled to notice of, and to vote at, the Annual Meeting if you are a shareholder of record on March 10, 2003. A majority of the shares of Common Stock issued and outstanding will constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner.

        Voting at the Annual Meeting will work as follows. As to Proposal 1 (Director elections), Directors are elected by a plurality vote so the nominee receiving the highest vote total will be elected. The outcome of the Director vote will not be affected by abstentions or broker non-votes. As to Proposal 2 (the shareholder proposal), it requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. Abstentions will be treated as votes cast on this matter, while broker non-votes will not be treated as votes cast or present or represented at the meeting.

        Shares of Common Stock held in the Company's Stock Purchase Savings Plan ("401k Plan"), including shares held in the 401k Plan as a result of the merger of the Employee Stock Ownership Plan into the 401k Plan, are held of record and are voted by the trustee of the 401k Plan. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Computershare Trust Company ("Computershare"), and are voted by Computershare at the direction of ESPP plan participants. Participants in the 401k Plan may direct the trustee of the plan, and the participants in the ESPP may direct Computershare as to how to vote shares allocated to their 401k Plan and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The 401k Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents. As administrator of the ESPP, Computershare will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

        As of February 11, 2003, there were 61,163,042 shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date. Covance has begun sending this Proxy Statement and the accompanying proxy card to shareholders on or about March 19, 2003.

ITEM 1

Election of Class III Director

        The Board of Directors (the "Board") is divided into three classes, with one class of three Directors, one class of two Directors and, due to the resignation of a Director in 2002, one class of one Director, whose terms expire at successive annual meetings. One Class III Director will be elected at the Annual Meeting to serve for a term expiring at the Company's Annual Meeting in the year 2006. The nominee elected as a Class III Director will continue in office until his successor has been duly elected and qualified, or until his earlier death, resignation or retirement. The Board has nominated Christopher A. Kuebler for election as Class III Director at the Annual Meeting.

        The Board of Directors recommends that shareholders vote FOR the election of the above named nominee for election as Director.

        Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of the nominee. The Board has no reason to believe that the nominee will be unable to serve as a Director. If for any reason the nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

        Set forth below is the principal occupation of, and certain information regarding, such nominee, and the other Directors whose terms of office will continue after the Annual Meeting.

CLASS III NOMINEE
FOR TERM EXPIRING IN 2006

Christopher A. Kuebler, 49, has been Covance's Chairman and Chief Executive Officer since November 1994. From November 1994 to November 2001, Mr. Kuebler was also President of Covance. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc. ("Abbott"), a diversified health care company. From January 1991 until March 1993, Mr. Kuebler was the Vice President, Sales and Marketing for Abbott's Pharmaceutical Division. From 1976 to 1991, Mr. Kuebler held various sales and marketing positions for E.R. Squibb & Sons and Abbott. Mr. Kuebler has been a member of the Covance Board since November 1994, and was elected Chairman in November 1996. Mr. Kuebler also serves in various executive officer and director capacities of Covance's subsidiaries. Mr. Kuebler is also a Director of Nektar Therapeutics (drug delivery technology).

CLASS II DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2005

J. Randall MacDonald, 54, has been Senior Vice President-Human Resources for International Business Machines Corporation, an information technology company, since July 2000. Prior to that, Mr. MacDonald had been the Executive Vice President-Human Resources and Administration for the GTE Corporation ("GTE"), a telecommunications company, since June 1997. Prior to June 1997, Mr. MacDonald held various senior positions with GTE including Senior Vice President-Human Resources and Administration (from April 1995), Vice President- Employee Relations and Organizational Development (from 1988) and Vice President of Organizational Development (from 1986). Mr. MacDonald has been a member of the Covance Board since December 1996.

Kathleen G. Murray, 53, has been the President and Chief Executive Officer of Northwestern Memorial Foundation, a not-for-profit affiliate of Northwestern Memorial Corporation ("Northwestern"), an academic medical center, since February 2002. Prior to February 2002, Ms. Murray was the Executive Vice President and Chief Operating Officer of Northwestern. Ms. Murray joined Northwestern in 1986 and was Executive Vice President and Chief Operating Officer since 1988. Ms. Murray also was Chair of the Governing Council for Metropolitan Hospitals of the American Hospital Association from January 1998 to December 1998 and currently serves on the boards of the Illinois Hospital and HealthSystems Association, Dominican University, Girl Scouts of America and the Economic Club of Chicago. Ms. Murray has been a member of the Covance Board since June 1998.

William C. Ughetta, 70, is an attorney and former Senior Vice President and General Counsel of Corning Incorporated ("Corning"), a former affiliate of the Company. Mr. Ughetta joined Corning in 1968 as Assistant Secretary and Assistant Counsel. He was elected Secretary of Corning in 1971, and a Senior Vice President in 1983. He is also a Director of Global Lift Technologies Inc. (manufacturer of wire rope) and Chemung Canal Trust Company (banking), and is the Vice Chairman of the Board of Trustees of Corning Community College. Mr. Ughetta has been a member of the Covance Board since July 1996.

CLASS I DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2004

Robert M. Baylis, 64, was a Vice Chairman of CS First Boston Corporation ("First Boston"), a financial services company, from March 1992 to March 1994, and from August 1995 to January 1996. Prior to his retirement, Mr. Baylis was with First Boston for over 33 years. He was Chairman and Chief Executive Officer of CS First Boston Pacific Inc./Hong Kong from March 1994 to August 1995. Prior to March 1992, Mr. Baylis held a variety of positions with First Boston, including Managing Director-Investment Banking Group and Managing Director-Equity Security Department. He is also a Director of Host Marriott Corporation (hotels), Gildan Activewear, Inc. (garments), New York Life Insurance Company (insurance) and PartnerRe Ltd. (reinsurance). Mr. Baylis has been a member of the Covance Board since December 1996.

Irwin Lerner, 72, was the Chairman of the Board of Directors and Executive Committee of Hoffmann-La Roche Inc. ("Roche") (a pharmaceutical company) from January to September 1993 and was the President and Chief Executive Officer of Roche from April 1980 to January 1993. Mr. Lerner also was the Chief Executive Officer of Reliant Pharmaceuticals, LLC (a private pharmaceutical company) from July to December 2001. He also is a Director of Humana, Inc. (managed care organization), Medarex, Inc. (biotechnology), V.I. Technologies Inc. (blood products), Nektar Therapeutics (drug delivery technology) and Reliant Pharmaceuticals, LLC. Mr. Lerner has been a member of the Covance Board since December 1996.

Stock Ownership of Directors,
Executive Officers and Certain Shareholders

Directors and Executive Officers

        The following table shows, as of February 11, 2003, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives (as defined in the Summary Compensation Table), and by the Directors and executive officers as a group, and currently exercisable options held by any of them:

	Common Stock (1)
Name of Beneficial Owner	Shares Owned	Options (2)
James A. Bannon	24,358	112,209
Robert M. Baylis	12,200	12,000
Joseph L. Herring	69,580	123,400
William E. Klitgaard	26,985	66,883
Christopher A. Kuebler	162,973	482,189
Irwin Lerner	13,200	12,000
J. Randall MacDonald	5,100	12,000
Kathleen G. Murray	2,000	12,000
Stephen J. Sullivan	58,132	90,030
William C. Ughetta	49,598	12,000
All Directors and executive officers as a group (14 persons)	506,341	1,036,363

(1)
The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the issued and outstanding shares of Common Stock. The shares of Common Stock beneficially owned by all Directors and executive officers as a group constitutes approximately 2.5 percent of the issued and outstanding shares. The holdings reported above do not include (a) phantom stock shares issued pursuant to the Directors' Deferred Compensation Plan for each of the following Directors: 8,661 shares for Mr. Baylis, 11,271 shares for Mr. MacDonald, 4,132 shares for Ms. Murray, and 6,534 shares for Mr. Ughetta, and (b) 1,200 hypothetical shares issued to each non-employee Director pursuant to the Deferred Stock Unit Plan. The holdings reported above include 2,000 shares held by each non-employee Director issued pursuant to the Restricted Stock Plan for Non-Employee Directors, which shares will not vest until such Director has achieved six years of service (as defined in the plan) as a Director, and incentive stock issued to the Named Executives and certain other executive officers which incentive stock will not vest until the date set forth in such Officer's restricted stock agreement.

(2)
Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 11, 2003.

Certain Shareholders

        Based on information filed with the Securities and Exchange Commission ("SEC"), there are no beneficial owners of more than five (5%) percent of the Company's Common Stock.

The Board of Directors and its Committees

        While the executives of the Company are responsible for the Company's daily operations, the Board manages the Company and its corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of the Company and management. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 2002, the Board held five meetings. The Board has been reviewing Covance's corporate governance policies and practices. This review includes comparison of Covance's current policies and practices to policies and practices mandated by legislation and regulation, including the Sarbanes-Oxley Act of 2002, proposed amendments to the New York Stock Exchange ("NYSE") Listing Standards, and regulations proposed or adopted by the SEC. This review also includes assessment of policies and practices suggested by other groups active in corporate governance. Covance already complies with all of the mandated and many of the suggested changes in corporate governance. For example:

  •
  All Directors except for one (five of six) are independent both for purposes of existing NYSE Listing Standards and for purposes of the proposed NYSE Listing Standards;

  •
  All members of all Committees are independent as described above; and

  •
  The Audit and Finance Committee approves all audit and non-audit work performed by Covance's independent auditors.

        The Board will adopt changes as appropriate, to comply with the Sarbanes-Oxley Act of 2002, other applicable regulations and other policies and practices that the Board believes are best for Covance and its shareholders.

        The standing committees of the Board are the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee (collectively, the "Committees").

  •
  The Audit and Finance Committee ("Audit Committee") examines and considers matters relating to the financial affairs of Covance, including reviewing Covance's audited consolidated financial statements and the scope of the external and internal audits, in accordance with a charter adopted by the Board of Directors. The members of the Audit Committee are Messrs. Baylis (Chair), Ughetta and Ms. Murray. During 2002, the Audit Committee held seven meetings.

  •
  The Compensation and Organization Committee ("Compensation Committee") makes recommendations to the Covance Board with respect to programs for human resource development and management organization and succession, determines senior executive compensation, and reviews other compensation matters and policies. The Compensation Committee also reviews employee benefit and incentive plans, administers annual and long-term incentive programs, and grants stock options and other rights under such plans. Messrs. MacDonald (Chair) and Lerner are the members of the Compensation Committee. During 2002, the Compensation Committee held two meetings.

  •
  The Corporate Governance Committee ("Governance Committee") examines, considers and makes recommendations concerning various policies relating to the management of the Company, including policies concerning the evaluation and remuneration of Directors and the performance requirements for Directors. The Governance Committee proposes nominees for election to the Board and its Committees. The Governance Committee will consider nominations of persons for election as Directors that are submitted by shareholders in writing in accordance with certain requirements set forth in the Company's By-Laws. The Governance Committee's members are Ms. Murray (Chair), and Messrs. MacDonald and Ughetta. During 2002, the Governance Committee held two meetings.

        In 2002, each Director attended (in person or by teleconference) at least 75% of all Board meetings and Committee meetings of which he or she was a member except for Ms. Murray who attended 10 of 14 such meetings.

Directors' Compensation

        Fees.    Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. In 2002, non-employee Directors received a retainer fee of $30,000 per annum. In addition, until September 26, 2002, non-employee

Directors were paid a $500 fee for each Committee meeting attended for regular members and a $1,000 fee (in lieu of the $500 fee) for the Chair of a Committee for each Committee meeting attended. Commencing September 26, 2002, Committee members receive $1,500 for each Committee meeting attended and $2,500 (in lieu of the $1,500 fee) for each Committee meeting chaired. Directors receive 2,000 restricted shares of Common Stock upon their initial election as a Director, and, for years prior to 1998, received 200 restricted shares of Common Stock per year of service, both pursuant to the Company's Restricted Stock Plan for Non-Employee Directors ("DRSP"). All grants pursuant to the DRSP are subject to restrictions on transfer, and the initial 2,000 restricted share award is subject to a six-year cliff vesting schedule. Starting in 1998, Directors also receive an annual award of 200 hypothetical shares of the Company's Common Stock pursuant to the Company's Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors and options to purchase up to 3,000 shares of the Company's Common Stock pursuant to the Company's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price not less than 100% of the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant, provided that the Director has remained in continuous service as a Director to the vesting date. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

        Pursuant to the Directors' Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that Directors and certain executive officers of the Company report their ownership of, and transactions in, the Company's Common Stock. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during 2002.

Report of the Audit and Finance Committee

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002, and has discussed with the Company's auditors, Ernst & Young LLP ("Ernst & Young"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the auditors the auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young is compatible with maintaining Ernst & Young's independence.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Members of the Audit and Finance Committee

Robert M. Baylis, Chair
Kathleen G. Murray
William C. Ughetta

Audit Fees

        The aggregate fees billed Covance by Ernst & Young for professional services for the review of the Company's annual financial statements, review of the financial statements included in the Company's Quarterly Reports on Form 10-Q and services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for 2002 were approximately $546,000.

Audit Related Fees

        The aggregate fees billed Covance by Ernst & Young for professional services for assurance and related services that are reasonably related to the audit or review of Covance's financial statements for 2002 were approximately $39,000. These services include employee benefit plan audits, merger and acquisition due diligence, accounting assistance and audits in connection with proposed or consummated acquisitions, internal control reviews and consultations concerning financial accounting and reporting standards.

Tax Fees

        The aggregate fees billed Covance by Ernst & Young for professional services for tax compliance, tax advice and tax planning for 2002 were approximately $167,000.

All Other Fees

        The aggregate fees billed Covance by Ernst & Young for services other than Audit Fees, Audit Related Fees and Tax Fees described above for 2002 were approximately $60,000 and included services such as divestiture related audit work. There were no fees billed Covance by Ernst & Young for financial information systems design and implementation services in 2002.

Report of the Compensation and Organization
Committee on Executive Compensation

        The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is currently comprised of two independent non-employee Directors includes the following: to review and approve management's recommendations regarding the compensation of executive officers and employees of the Company, including the Chief Executive Officer; to administer the Company's executive compensation plans; and to review and approve the base salaries, bonuses, equity incentive awards and other compensation of the executive officers and senior management employees of the Company, either individually or in the aggregate. The Compensation Committee has reviewed information that was provided by a compensation consulting firm in making its determinations with respect to compensation of the Company's executive officers for 2002.

        The Company's executive compensation program utilizes Company performance and individual performance as determinants of executive pay levels. The goals of the program are to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organization for which they are responsible, to attract key executives into the service of the Company, to maximize the retention of these executives and to create value for the Company's shareholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits (including retirement programs and perquisites).

Base Compensation

        The Company's general policy is to target base cash compensation at approximately the 50th percentile of its peer group. Executive officer base salaries were reviewed by the Compensation Committee in fiscal 2002 and the Compensation Committee approved merit increases for certain of the Company's executive officers and employees. Certain of the Company's executive officers including two of the Named Executives (as defined in the Summary Compensation Table) did not receive salary increases in 2002 but rather received increases in their target bonus percentage under the Company's Variable Compensation Plan.

Bonuses

        Pursuant to the Company's Variable Compensation Plan, performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of the achievement of specified individual accomplishments and business unit or corporate financial performance targets. Each participant in the Variable Compensation Plan is assigned a target award, expressed as a percentage of base salary, that is payable if the applicable performance criteria are met. Participants' awards are determined on the basis of his or her business unit's financial performance or, in the case of Corporate employees, the Company's financial performance, and an assessment of the participant's performance generally, including against the participant's written goals and objectives. To incentivize management to achieve financial performance in excess of budgeted levels, the Variable Compensation Plan is designed to allow the Corporation's executive officers to earn annual bonuses of up to 200% of the target amount.

        The amounts payable under the Variable Compensation Plan to the Company's executive officers, including the Named Executives (as defined in the Summary Compensation Table), are determined on the basis of the individual's satisfaction of specified individual objectives and on the satisfaction of specified Company or business unit operating margin targets. The actual bonuses earned with respect to 2002 by the Named Executives are disclosed in the Summary Compensation Table.

Equity-Based Compensation

        In 2002, the Compensation Committee approved the grant of restricted shares to the Company's executive officers and certain other employees under the 2000 Employee Equity Participation Plan ("EEPP"). Restricted shares granted to the executive officers under the EEPP are subject to performance requirements except in unusual circumstances. Actual performance which is either higher or lower than targeted performance results in either an increase or decrease in the number of shares earned. The restricted shares granted to the executive officers will become 100% vested approximately three years after they are granted, if they are earned.

        The Compensation Committee also approved the grant of non-qualified stock options under the EEPP to the Company's executive officers, as well as other employees. The options that were granted to the Named Executives and the Corporate Senior Vice Presidents will vest in equal increments over a three year period following the date of grant. The options granted to Corporate Vice Presidents and other employees will vest in equal increments over a two year period.

        The Compensation Committee consists of "outside directors" within the definition of Section 162(m) of the Internal Revenue Code —Messrs. MacDonald and Lerner. Information regarding the number of restricted shares and stock options granted to each of the Named Executives is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2002 Table.

Total Compensation

        The Company's general policy is to target total compensation (base, bonus and equity grants) at market competitive levels. With respect to total cash compensation (base and bonus), the Company also seeks to ensure that it remains at a competitive level for its executive and senior management to enable the Company to attract and retain skilled management personnel.

Compensation of the Chief Executive Officer

        Under the Variable Compensation Plan, Mr. Kuebler's bonus was determined on the basis of the assessment of the Compensation Committee of Mr. Kuebler's performance with respect to specified objectives approved by the Compensation Committee, the Company's operating margin, as well as quantitative and qualitative objectives. On the basis of these factors, Mr. Kuebler was awarded a bonus in the amount set forth in the Summary Compensation Table.

        In determining Mr. Kuebler's total compensation, the Compensation Committee considers the performance of the Company as discussed in connection with the Variable Compensation Plan. In 2002, Mr. Kuebler received a grant of non-qualified stock options under the EEPP, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and vesting in equal increments over a three year period subject to Mr. Kuebler's continued employment with the Company. Mr. Kuebler was awarded restricted shares of the Company's Common Stock in 2002, which award could be increased or decreased based on factors including return on assets and growth in year end backlog. Information regarding the number of restricted shares and stock options granted to Mr. Kuebler is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2002 Table.

Policy on Section 162(m)

        Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four most highly compensated executive officers. An exception to this general rule exists for payments that are made pursuant to the attainment of one or more performance goals. While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its shareholders.

         The report of the Compensation Committee on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended (collectively, the "Acts") except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

J. Randall MacDonald, Chair

Irwin Lerner

Summary Compensation Table

        The following table provides information regarding the cash and other compensation of those persons who, during the past year, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers of the Company (collectively, the "Named Executives").

Summary Compensation Table

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation (1)		Restricted Stock Awards (2)			Securities Underlying Options	All Other Compensation (3)
Christopher A. Kuebler Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	531,503 528,091 507,000	$ $ $	733,470 447,738 308,954		$ $	-0- 4,673 5,180	$ $ $	1,132,950 676,350 675,000	(4)(5)(6) (5)(6) (6)	80,000 27,771 318,300	$ $ $	11,000 9,350 22,190
Joseph L. Herring President and Chief Operating Officer	2002 2001 2000	$ $ $	375,000 327,992 262,083	$ $ $	577,813 356,657 123,341	(7)	$ $	90,895 3,532 -0-	$ $ $	620,508 375,750 300,000	(4)(5)(6) (5)(6) (6)	60,000 60,000 105,000	$ $ $	68,746 9,350 22,190
Stephen J. Sullivan Corporate Senior Vice President and President, Global Central Laboratory Services	2002 2001 2000	$ $ $	304,186 300,730 294,833	$ $ $	317,351 367,879 143,489		$ $	-0- 3,970 1,833	$ $ $	446,208 300,600 300,000	(4)(5)(6) (5)(6) (6)	21,000 -0- 75,000	$ $ $	11,000 18,172 22,190
James A. Bannon Corporate Senior Vice President and President— Clinical, Periapproval Services and Central Diagnostic Services	2002 2001 2000	$ $ $	242,500 200,477 183,622	$ $ $	108,864 111,691 56,334			-0- -0- -0-		$284,700 -0- -0-	(4)	18,000 -0- 38,500	$ $ $	11,000 9,350 9,350
William E. Klitgaard Corporate Senior Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	233,340 222,500 183,967	$ $ $	261,632 209,623 87,616			-0- -0- -0-	$ $ $	233,562 165,330 16,000	(4)(5)(6) (5)(6) (6)	30,000 -0- 58,500	$ $ $	10,539 7,775 8,159

(1)
The amounts shown for the Named Executives reflect tax reimbursement payments made to offset the inclusion in taxable income of the value of certain benefits.

(2)
As of December 31, 2002, Messrs. Kuebler, Herring, Sullivan, Bannon and Klitgaard held an aggregate of 108,650, 60,000, 45,000, 15,000, and 26,400 shares of restricted stock, respectively, having an aggregate value on December 31, 2002 of $2,671,704, $1,475,400, $1,106,550, $368,850 and $649,176, respectively. As of December 31, 2002, an aggregate of 255,050 restricted shares were outstanding for the Named Executives, and the aggregate value of such shares was $6,271,680. In the event Covance were to declare a dividend, such dividend would be paid on the restricted stock.

(3)
Includes the following amounts contributed by Covance as matching contributions to such individuals' 401k Plan accounts for 2002: $11,000 for Messrs. Kuebler, Herring, Sullivan and Bannon and $10,539 for Mr. Klitgaard. Also includes reimbursement for relocation expenses of $57,746 for Mr. Herring.

(4)
On February 21, 2002, Messrs. Kuebler, Herring, Sullivan and Klitgaard were granted 45,600, 25,000, 17,000 and 9,000, incentive shares of Common Stock, respectively, subject to performance requirements and further adjustment (the "2002 Awards"). On May 7, 2002, Mr. Bannon was granted 15,000 incentive shares of Common Stock, subject to performance requirements and further adjustment. On February 27, 2003, the Compensation Committee certified that these requirements were met and the 2002 Awards were adjusted to award Messrs. Kuebler, Herring, Sullivan, Bannon and Klitgaard an additional 18,260, 10,000, 6,800, 6,000 and 3,600 incentive shares of Common Stock, respectively. These shares are scheduled to vest on December 31, 2004.

(5)
On February 22, 2001, Messrs. Kuebler, Herring, Sullivan and Klitgaard were granted 45,000, 25,000, 20,000 and 11,000, incentive shares of Common Stock, respectively, subject to performance requirements and further adjustment (the "2001 Awards"). On February 21, 2002, the Compensation Committee certified that these requirements were met and the 2001 Awards were adjusted to award Messrs. Kuebler, Herring, Sullivan and Klitgaard an additional 18,000, 10,000, 8,000 and

  4,400 incentive shares of Common Stock, respectively. On February 27, 2003, the Compensation Committee certified that the performance requirements set forth in the 2001 Award agreements relating to 2002 performance were met and Messrs. Kuebler, Herring, Sullivan and Klitgaard were awarded an additional 6,300, 3,500, 2,800 and 1,540 incentive shares of Common Stock, respectively. These shares are scheduled to vest on December 31, 2003.

(6)
On February 24, 2000, Messrs. Kuebler, Herring, and Sullivan were granted 45,000, 20,000 and 20,000 incentive shares of Common Stock, respectively, subject to performance requirements and further adjustment (the "2000 Awards"). On February 22, 2001, the Compensation Committee determined that the performance objectives set for the 2000 Awards required that the number of shares be reduced by 70%. On February 21, 2002, the Compensation Committee certified that the performance requirements set forth in the 2000 Award agreements relating to 2001 performance were met and Messrs. Kuebler, Herring, and Sullivan were awarded an additional 1,350, 600 and 600 incentive shares of Common Stock, respectively. These shares vested on December 31, 2002. On February 27, 2003, the Compensation Committee certified that the performance requirements set forth in the 2000 Award agreements relating to 2002 performance were met and Messrs. Kuebler, Herring and Sullivan were awarded an additional 1,350, 600 and 600 incentive shares of Common Stock, respectively. These shares vested on February 27, 2003. On October 1, 2000, Mr. Klitgaard was granted 2,000 incentive shares of Common Stock. These shares are scheduled to vest on December 31, 2003.

(7)
Includes a retention bonus of $125,000 approved in 2000 and paid in 2002 to Mr. Herring.

Stock Options

        The table below provides information regarding grants of stock options to the Named Executives during 2002.

Option Grants In Fiscal Year 2002 (1)

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (1)	Expiration Date	Gain at 5%	Gain at 10%
Christopher A. Kuebler	80,000	4.86%	$18.98	5/6/2012	$954,914	$2,419,939
Joseph L. Herring	60,000	3.64%	$17.43	2/20/2012	$657,209	$1,665,958
Stephen J. Sullivan	21,000	1.27%	$17.43	2/20/2012	$230,023	$583,085
James A. Bannon	18,000	1.09%	$17.43	2/20/2012	$197,163	$499,787
William E. Klitgaard	30,000	1.82%	$17.43	2/20/2012	$328,605	$832,979

(1)
Options were granted at exercise prices that were at the fair market value of the Company's Common Stock on the date of grant. No SARs were granted to any of the Named Executives in 2002.

(2)
The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the SEC, and therefore are not intended to forecast future appreciation of the Company's stock price.

2002 Option Exercises and 2002 Year-End Option Values

        The following table provides information concerning the value of unexercised stock options held at December 31, 2002 by the Named Executives. No options were exercised in 2002 by any Named Executive.

	Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options Held at Fiscal Year-End ($) (1)
Name	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Christopher A. Kuebler	579,650	227,539	$4,622,823	$2,804,270
Joseph L. Herring	116,200	128,250	$1,005,110	$1,062,793
Stephen J. Sullivan	68,250	45,750	$728,954	$502,846
James A. Bannon	103,209	18,000	$855,174	$127,710
William E. Klitgaard	70,650	41,550	$518,446	$389,276

(1)
Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $24.59 of the Common Stock on December 31, 2002.

Supplemental Executive Retirement Program

        In December 1996, Covance adopted a non-qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including certain of the Named Executives. This plan is, in whole or in part, an unfunded, unsecured obligation of Covance and is administered by the Compensation Committee. As of February 11, 2003, seven executives were participating in the SERP.

        Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for certain Company executives, including the Named Executives). Retirement benefits to be provided under the SERP will be based on 40% of an executive's "Final Average Pay," defined as the average of an executive's base salary plus bonus, taking into account the highest five consecutive years of the executive's last ten years of employment with Covance or any subsidiary thereof. Under the terms of the SERP, executives may, with the approval of the Compensation Committee, elect to commence receiving reduced benefits prior to age 60, provided that they have completed at least five years of service with Covance or any subsidiary thereof and have attained age 55. Benefits commencing prior to age 60 will be reduced by 5% of the amount of benefits earned for each year prior to age 60. For example, at age 55, an executive with at least twenty years (or fifteen years, if applicable) of service may be eligible to receive 30% of Final Average Pay so long as the executive receives approval from the Compensation Committee.

        At retirement, the normal form of payment under the SERP will be monthly payments over the lifetime of the executive (or actuarially reduced joint and survivor benefits over the joint lives of the executive and a named beneficiary). Alternatively, the executive may elect under the SERP, subject to the approval of the Compensation Committee, the right to receive an actuarially determined lump-sum distribution from the SERP. Five years of service (as defined in the SERP) are required to vest in the SERP. As of December 31, 2002, each of the Named Executives had the following years of service credited pursuant to the SERP: Christopher A. Kuebler, eight years; Joseph L. Herring, three years; James A. Bannon, no years; William E. Klitgaard, one year and Stephen J. Sullivan, three years.

        In the event of a change of control of the Company, as defined in the SERP, each participant shall be credited with three additional years of service and age for purposes of the SERP, and the Company is obligated to purchase an annuity for the benefit of the SERP to fund its obligations under the SERP. In the event a participant holding the office of Chief Executive Officer or President is terminated without cause (as described in the SERP), he or she shall be credited an additional two years of service for vesting purposes but not for purposes of determining the amount of benefits.

        Maximum annual benefits, based on at least twenty years of service and the Final Average Pay calculated under the straight life annuity option form of pension, payable to participants at ages 55 to 60 are illustrated in the table set forth below. The same benefits would apply for those participants eligible for full benefits with 15 years of service. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974, as amended.

Benefits Table

Final Average Pay	Age (with at Least 20 Years of Service)
	55	56	57	58	59	60
$ 100,000	$30,000	$32,000	$34,000	$36,000	$38,000	$40,000
$ 200,000	$60,000	$64,000	$68,000	$72,000	$76,000	$80,000
$ 300,000	$90,000	$96,000	$102,000	$108,000	$114,000	$120,000
$ 400,000	$120,000	$128,000	$136,000	$144,000	$152,000	$160,000
$ 500,000	$150,000	$160,000	$170,000	$180,000	$190,000	$200,000
$ 600,000	$180,000	$192,000	$204,000	$216,000	$228,000	$240,000
$ 700,000	$210,000	$224,000	$238,000	$252,000	$266,000	$280,000
$ 800,000	$240,000	$256,000	$272,000	$288,000	$304,000	$320,000
$ 900,000	$270,000	$288,000	$306,000	$324,000	$342,000	$360,000
$1,000,000	$300,000	$320,000	$340,000	$360,000	$380,000	$400,000
$1,100,000	$330,000	$352,000	$374,000	$396,000	$418,000	$440,000
$1,200,000	$360,000	$384,000	$408,000	$432,000	$456,000	$480,000

Employment Agreements

        In November 2001, Mr. Kuebler entered into an employment agreement with Covance that expires on or before November 7, 2005. The agreement includes provisions for an annual salary of no less than $531,498, with increases subject to the discretion of the Board; participation in the Variable Compensation Plan of Covance at a target level of no less than 65% of annual salary; and severance payments following a termination or a change in control substantially in accordance with the severance policy applicable to executive officers described below, except that Mr. Kuebler will receive three times his annual base salary and three times his annual target award of variable compensation in the event of termination for reasons other than cause. The agreement also provides that during the term of the agreement and for a period of one year thereafter, Mr. Kuebler will not become employed by or otherwise advise any business which competes with the business of Covance.

        Covance has entered into agreements pursuant to which it provided to certain of its Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus the annual award of variable compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If an executive officer has not secured a suitable alternative vocation after one year he may be entitled to continue to receive salary payments for up to an additional year. An agreement between the Company and Mr. Herring, Covance's President and Chief Operating Officer, provides that he shall be entitled to two years base compensation and variable compensation award in the event he is terminated for reasons other than cause. All such executive officers will also be entitled to health and other benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to one and one-half years. Covance will also provide to all Corporate Senior Vice Presidents including the Named Executives, and Messrs. Kuebler and Herring, upon the termination of employment by Covance other than for cause, or the constructive termination, as defined in the agreements, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to three times the annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. In addition, such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his employment with Covance for any reason between the twelfth and thirteenth months of a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of 20% or more of the voting stock of Covance; as a result of a contested election a majority of the Covance Board members are different than the individuals who served on Covance's Board in the two years prior to such contested election; approval by Covance's shareholders of a merger or consolidation in which Covance is not the survivor thereof; a sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation; or the purchase by an offeror of shares of Covance Common Stock pursuant to an exchange or tender offer.

Performance of the Company's Common Stock

        The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the Standard & Poor's 500 Stock Index® ("S&P 500") and the Standard & Poor's Health Care Sector Index®. The graph covers the period of time from December 31, 1997 through December 31, 2002. Prior to 2003, the Company compared its returns to the Standard & Poor's Health Care Index® which is no longer published.

TOTAL SHAREHOLDER RETURNS

AUDITORS

        The Company has selected Ernst & Young to serve as independent auditors for the Company for the calendar year 2003. Ernst & Young was approved by the Audit Committee on March 6, 2001 to replace PricewaterhouseCoopers LLP ("PwC") which had served as the Company's independent auditors since the Company's inception. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        During the last two fiscal years the Company's independent auditor's reports on financial statements did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles. During 1999 and 2000 and through March 6, 2001, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for 1999 or 2000.

SHAREHOLDER PROPOSAL
REPEAL CLASSIFIED BOARD

        This proposal has been submitted on behalf of the New York City Employee's Retirement System, the owner of 89,400 shares of Common Stock, by William C. Thompson, Comptroller of the City of New York with an address at 1 Centre Street, New York, NY 10007.

        BE IT RESOLVED, that the stockholders of Covance Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

        We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

        In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to control or a challenger to engage successfully in a proxy contest.

        We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

        As provided in Covance's Certificate of Incorporation, Covance has three classes of Directors, with members of each class serving three year terms. The classes are staggered, so that the shareholders vote on one of the classes of Directors every year. The Board of Directors has reviewed carefully the issues raised in the proposal and continues to believe that a classified Board best serves Covance and its shareholders for the reasons stated below.

        A classified Board with staggered terms maintains accountability to shareholders while enhancing the likelihood of continuity and stability in the Board's business strategies and policies. To maintain accountability, the shareholders have the opportunity annually to vote on members of the Board because, on average, one third of the Directors must stand for election every year. At the same time, the three year terms served by Directors help ensure that generally two thirds of the Directors at all times have prior experience and familiarity with our business and ongoing affairs. This continuity helps the Directors to build on past experience and plan for the future. It also helps Covance attract highly qualified Directors willing to commit the time necessary to understand the Company, its operations and its competitive environment.

        In the event of an unsolicited proposal to takeover or restructure the Company, the classified board system reduces the threat of an abrupt change in the composition of the entire Board and helps ensure that the Board has an adequate opportunity to fulfill its duties to the shareholders to review any takeover proposal, to study appropriate alternatives, and to achieve the result that best will maximize value for all shareholders. A classified board system does not preclude takeover offers; many companies with classified boards have been acquired. Rather, a classified structure enhances the Board's ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal.

        The classified board structure is established in Covance's Certificate of Incorporation, and Delaware Law requires that an amendment to the Certificate of Incorporation be done by a recommendation from the Board of Directors, then a vote by the shareholders. The Board would consider any request for such an amendment consistent with its fiduciary duty to act in a manner it believes to be in the best interest of Covance and its shareholders.

        AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSALS OF SHAREHOLDERS FOR 2004 ANNUAL MEETING

        Proposals submitted by shareholders for inclusion in the Proxy Statement for the 2004 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 19, 2003. Please address your proposals to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate Directors for election, or present other business before the shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after March 2, 2004, and not before February 1, 2004. If the Annual Meeting of 2004 is advanced by more than 30 days or delayed by more than 60 days from May 1, 2004, the anniversary date of this year's Annual Meeting, you must send notice not earlier than the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

OTHER INFORMATION

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, facsimile or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $8,500, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

        A copy of the Company's 2002 Annual Report to Shareholders is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the 2002 Annual Report to Shareholders, please write to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233 to request a copy. In addition, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2002, as filed with the SEC, is available without charge upon written request.

By Order of the Board of Directors

James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

Dated: March 19, 2003

        SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

COVANCE INC.

This Proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on May 1, 2003

        The undersigned appoints Christopher A. Kuebler, William E. Klitgaard and James W. Lovett proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Thursday, May 1, 2003 at 11:00 a.m., Eastern Daylight Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors.

        The Board of Directors recommends a vote FOR the election of Directors, AGAINST proposal 2 and FOR proposal 3.

        YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

COVANCE INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors recommends a vote FOR Item 1.

		For	Withhold
1.	Election of Director Nominee: Christopher A. Kuebler

The Board of Directors recommends a vote AGAINST Item 2.
		For	Against	Abstain
2.	Shareholder Proposal Concerning Annual Election of Directors.
The Board of Directors recommends a vote FOR Item 3.
3.	To act upon such other matters as may properly come before the Annual Meeting.

For Information Only: Check here if you plan to attend the meeting.	The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.
	Dated:	, 2003

If your shares are held with a broker or other third party, proof of stock ownership will be required to attend the Annual Meeting.
Signature(s)

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

QuickLinks

PROXY STATEMENT
2003 Annual Meeting of Shareholders May 1, 2003
General Information
ITEM 1 Election of Class III Director
Stock Ownership of Directors, Executive Officers and Certain Shareholders
The Board of Directors and its Committees
Report of the Audit and Finance Committee
Report of the Compensation and Organization Committee on Executive Compensation
Benefits Table
Performance of the Company's Common Stock
TOTAL SHAREHOLDER RETURNS
AUDITORS
SHAREHOLDER PROPOSAL REPEAL CLASSIFIED BOARD
SUPPORTING STATEMENT
PROPOSALS OF SHAREHOLDERS FOR 2004 ANNUAL MEETING
OTHER INFORMATION
COVANCE INC. This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 1, 2003